Exhibit 3(i)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CHESS SUPERSITE CORPORATION

ARTICLE FOUR

The total number of shares of stock which the Corporation shall have authority to issue is 20,020,000,000 shares consisting of 20,000,000,000 shares of Common Stock having a par value of $0.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $0.0001 per share.

The voting powers, designations, preferences and relative, participating, optional or other special qualifications, limitations or restrictions of the designated series of Preferred Stock are as set forth herein. On the effective date of this Certificate of Amendment, the issued and outstanding common stock of the Corporation shall be reduced by a ratio of 1 for 1,000 (“Reverse Split”). As a result of the Reverse Split, each share of common stock of the Corporation outstanding as of the effective date of this Certificate of Amendment shall, without any action on the part of the holder thereof, automatically be reclassified and changed into 1,000th of a share. Each holder of common stock shall receive one (1) share for every one thousand (1,000) shares owned. No fractional shares shall be issued and all fractional shares shall be rounded up to the next whole share. The holders of certificates for Common Stock prior to the reclassification described herein may deliver said certificates to the Corporation for exchange into new certificates.

Designation of Series A Preferred Stock 1,000,000 shares of Preferred Stock having a par value of $0.0001 per share shall be designated as Series A Preferred Stock (“Series A Stock”). Dividends shall be declared and set aside for any shares of Series A Stock in the same manner and amount as for the Common Stock. Series A Stock, as a class, shall have voting rights equal to a multiple of 2X the number of shares of Common Stock issued and outstanding that are entitled to vote on any matter requiring shareholder approval (“Voting Multiple”). Each share of Series A Stock shall be entitled to such number of votes based on the Voting Multiple and as held at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date on which notice of the meeting of shareholders at which the vote is to be taken is marked or the date any written consent of shareholders is solicited if the vote is not to be taken at a meeting. The Series A Stock shall not vote as a separate class, but shall vote together with the Common Stock on all matters, including any amendment to increase or decrease the authorized capital stock. Upon the voluntary or involuntary dissolution, liquidation or winding up of the corporation, the assets of the Corporation available for distribution to its shareholders shall be distributed to the holders of Common Stock and the holders of the Series A Stock ratably without any preference to the holders of the Series A Stock.Subject to and in compliance with the provisions of this Certificate of Amendment, shares of Series A Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock at the rate of One Hundred (100) shares of Common Stock for each One (1) share of Series A Stock (“Conversion Rate”).

Mechanics of Conversion. Each holder of Series A Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Notwithstanding anything to the contrary in the foregoing, no conversion shall occur until after the 60th day following the date that the first share of Series A Stock is issued ("Original Issue Date").

Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Rate in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Rate in effect immediately before the combination shall be proportionately increased. Any adjustment hereunder shall become effective at the close of business on the date the subdivision or combination becomes effective.

Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Rate that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to reflect the actual payment of such dividend or distribution.

Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere herein, in any such event each holder of Series A Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere herein, as a part of such capital reorganization, provision shall be made so that the holders of the Series A Stock shall thereafter be entitled to receive upon conversion of the Series A Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of Certificate of Amendment with respect to the rights of the holders of Series A Stock after the capital reorganization to the end that the provisions of this Certificate of Amendment (including adjustment of the Conversion Rate then in effect and the number of shares issuable upon conversion of the Series A Stock) shall be applicable after that event and be as nearly equivalent as practicable.

Automatic Conversion. (i) Each share of Series A Stock shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Rate, (a) at any time upon the affirmative vote of all of the holders of the outstanding shares of the Series A Stock, or (b) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $10,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of this Certificate of Amendment. (ii) Upon the occurrence of the event specified in paragraph (i) above, the outstanding shares of Series A Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Stock, the holders of Series A Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of this Certificate of Amendment.